As filed with the Securities and Exchange Commission on January 12, 2017

Registration No. 333-203592

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

________________________

BSD MEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	3845	75-1590407
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1969 Claremont Dr.
Bountiful, UT 84010
 (801) 725-4625
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Timothy C. McQuay
President
BSD Medical Corporation
1969 Claremont Dr.
Bountiful, UT 84010
 (801) 725-4625
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Nolan S. Taylor
David Marx
Dorsey & Whitney LLP
136 South Main Street, Suite 1000
Salt Lake City, UT 84101-1685
 (801) 933-7363

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-1 (No. 333-203592) (the “Registration Statement”) by BSD Medical Corporation (the “Company”), filed initially on April 23, 2015, and declared effective on July 29, 2015.  The Registration Statement was supplemented by prospectus supplement No. 1 dated August 19, 2015, prospectus supplement No. 2 dated September 1, 2015, prospectus supplement No. 3 dated September 15, 2015, prospectus supplement No. 4 dated October 27, 2015, prospectus supplement No. 5 dated December 2, 2015, prospectus supplement No. 6 dated December 22, 2015, prospectus supplement No. 7 dated January 4, 2016, prospectus supplement No. 8 dated January 11, 2016, prospectus supplement No. 9 dated January 28, 2016, prospectus supplement No. 10 dated February 26, 2016, prospectus supplement No. 11 dated March 31, 2016, and prospectus supplement No. 12 dated May 23, 2016. Pursuant to the Registration Statement, the Company registered for sale 5,750,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), warrants (the “Public Warrants”) to purchase up to 13,225,000 shares of Common Stock, including warrants to purchase up to 1,725,000 shares of Common Stock issued pursuant to an over-allotment option. The shares of Common Stock issuable upon the exercise of the Public Warrants are also registered on the Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended.
On May 23, 2016, the Company filed a voluntary petition for relief under Chapter 11 of 11 U.S.C. §§ 101 et seq. of the United States Code (the “Bankruptcy Code”). The matter is styled as In re BSD Medical Corporation, fka Perseon Corporation, Case No. 16-24435 (Bankr. D. Utah) (the “Chapter 11 Case”) in the United States Bankruptcy Court for the District of Utah (the “Bankruptcy Court”).  In addition, as disclosed previously, on August 22, 2016, the Company sold substantially all of the assets of the Company to Scion Medical Technologies, LLC.
On December 28, 2016, the Bankruptcy Court entered findings of fact and conclusions of law, which supported the Bankruptcy Court’s entry of an order confirming the Company’s Plan Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”). As a result of the Chapter 11 Case and the Plan, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Salt Lake City, State of Utah, on January 12, 2017.

BSD MEDICAL CORPORATION

By:	/s/ Timothy C. McQuay
Timothy C. McQuay
President